Exhibit 99

United Heritage Corporation Announces Financial Results
for the Three Months Ended June 30, 2006

Midland, Texas, August 11, 2006 - United Heritage Corporation (NASDAQ: UHCP) today announced its financial results for the three month period ended June 30, 2006.

Revenues for the period increased by approximately 143% over the same period in the 2005 fiscal year, from $127,083 for the three months ended June 30, 2005 to $308,465. The increase in revenue was due primarily to increased sales volume and improved prices for oil and gas sold.

Total operating costs and expenses for the period increased by approximately 196%, from $323,746 for the three months ended June 30, 2005 to $958,075. The increase in operating expenses resulted from an increase in production and operating activities, an increase in depreciation and depletion expense and an increase in general and administrative expenses. General and administrative costs for the three month period increased significantly, from $172,630 to $620,995. This increase resulted primarily from compensation costs related to stock options issued.

Net loss for the period was $700,699, or $0.11 per share, compared with net loss of $271,284, or $0.05 per share, for the same period during the 2005 fiscal year.

The Company ended the period with cash of $152,735 as compared to cash of $486,575 for the same period in the 2005 fiscal year. Operating activities provided approximately $1,398,497 during the period, as compared to the Company’s cash usage of $187,288 for the same period during the 2005 fiscal year. The Company used $3,081,696 in investing activities during the period. These activities included additions to the Company’s oil and gas properties and additions to equipment. The Company’s total liabilities at June 30, 2006 were $7,329,359 as compared to $3,677,962 at March 31, 2006, the end of the 2005 fiscal year. The significant increase in the Company’s total liabilities related to an increase in accounts payable that resulted from the development of its oil and gas properties and draws against loans provided by Lothian Oil Inc., the Company’s largest shareholder.

During the 2006 fiscal year the Company received two lines of credit from Lothian Oil Inc. totaling $6.5 million. In addition, during the three months ended June 30, 2006, the Company and its subsidiary, UHC New Mexico Corporation, entered into a series of agreements with Sterling Bank amending a credit facility in the amount of $20,000,000 advanced by the bank to Lothian Oil Inc.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing and our ability to overcome negative publicity relating to the restatement of our proved reserves. United Heritage Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

UNITED HERITAGE CORPORATION
Statements of Income

	THREE MONTHS ENDED June 30,
	2006		2005
			(Restated)
OPERATING REVENUES
Oil and gas sales		$308,465	$125,193
Processed meat products		-	1,890
TOTAL OPERATING REVENUES		308,465	127,083

OPERATING COSTS AND EXPENSES
Production and operating		165,706	84 736
Processed meat products		-	2,375
Depreciation and depletion		171,374	64,005
General and administrative		620,995	172,630
TOTAL OPERATING COSTS AND EXPENSES		958,075	323,746

LOSS FROM OPERATIONS		(649,610)	(196,663)

OTHER INCOME (EXPENSE)
Miscellaneous income		-	4,295
Interest expense		(51,089)	(78,916)

NET LOSS		$(700,699)	$(271,284)

Loss per share (basic)	$	( .11)	$(.05)

Weighted average number of shares (basic)		6,446,850	5,186,496

UNITED HERITAGE CORPORATION
Consolidated Balance Sheet

	June 30, 2006	March 31, 2006
	(UNAUDITED)
ASSETS
CURRENT ASSETS
Cash	$152,735	$76,366
Trade accounts receivable	105,989	60,269
Inventory	72,419	48,626
Prepaid expenses	51,734	47,530
Total Current Assets	382,877	232,791

OIL AND GAS PROPERTIES, accounted for using the full cost method net of accumulated depletion and depreciation of #2,201,170
at June 30, 2006 and $2,048,818 at March 31, 2006
Proved	12,182,916	9,435,979
Unproved	5,781,645	5,781,645
	17,964,561	15,217,624

PROPERTY AND EQUIPMENT, at cost
Equipment, furniture and fixtures	117,816	74,244
Vehicles	196,876	57,603
	314,692	131,847
Less accumulated depreciation	(135,958)	(120,657)
	178,734	11,190

TOTAL ASSETS	$18,526,172	$15,461,605

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$2,875,369	$1,248,763
Accounts payable, related party	615,000	405,000
Accrued expenses	395,773	344,684
Total Current Liabilities	3,886,142	1,998,447

LONG-TERM LIABILITIES
Asset retirement obligation	270,646	266,512
Note payable, related party	3,172,571	1,413,003
Total Liabilities	7,329,359	3,677,962

SHAREHOLDERS' EQUITY
Preferred stock, $.001 par value,
5,000,000 shares authorized, none issued
Common stock, $.001 par value,
125,000,000 shares authorized; 6,446,850 shares
issued and outstanding:	6,447	6,447
Additional paid-in capital	43,455,075	43,341,208
Accumulated deficit	(32,264,709)	(31,564,012)
Total Shareholders’ Equity	11,196,813	11,783,643

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,526,172	$15,461,605